Pricing Supplement No. 1 dated November 13, 2001            Rule 424(B)(3)
(To Prospectus dated November 13, 2001                      File No. 333-72340
and Prospectus Supplement dated November 13, 2001)


                           Colgate-Palmolive Company

                       Medium-Term Notes - Floating Rate

                                   Series E

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of UBS Warburg LLC, acting as principal, at a fixed initial public offering price of 100% of the principal amount.



Principal Amount:       $48,642,000                Trade Date:   November 13, 2001
Issue Price:            100%                       Original Issue Date: November 16, 2001
Initial Interest Rate:  1.72125%                   Net Proceeds to Colgate:  $48,155,580
Stated Maturity Date:   December 21, 2041          Agent's Discount or Commission:  $486,420


Base Rate:
         [     ]  Certificate of Deposit Rate
         [     ]  CMT Rate
         [     ]  Commercial Paper Rate
         [     ]  Eleventh District Cost of Funds Rate
         [  X  ]  LIBOR Telerate:  Page 3750 [    ]  LIBOR Reuters
         [     ]  Prime Rate
         [     ]  Treasury Rate
         [     ]  Other (see attached)

Interest Rate Reset Dates: March 21, June 21, September 21 and December 21 of each year, commencing on December 21, 2001.

Interest Rate Reset Period:  Quarterly

Interest Payment Dates: March 21, June 21, September 21 and December 21 of each year, commencing on December 21, 2001.

Index Maturity:  3 month

Index Currency:  US Dollars

Spread (+/-):  -.30%

Spread Multiplier:  N/A

Maximum Interest Rate:  N/A

Minimum Interest Rate:  N/A

Day Count Convention:
         [     ]  30/360 for the period from ________ to ________
         [  X  ]  Actual / 360 for the period from November 16, 2001 to December 21, 2041.
         [     ]  Actual / Actual for the period from         to
                                                      -------    ------

Redemption:                The Notes may be redeemed at the option of Colgate
                           prior to the stated maturity date.  See "Other
                           Provisions - Optional Redemption" below.

Optional Repayment:        The Notes may be repaid at the option of the holders
                           prior to the stated maturity date.  See "Other
                           Provisions - Optional Repayment" below.

Currency:
         Specified Currency:      US Dollars
         Minimum Denomination:    $1,000

Original Issue Discount: [   ]      [ X ]   No
         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:        [ X ]    Book-entry    [   ]   Certificated


[ X ]     Other provisions:

Optional Redemption:       Colgate may at its option elect to redeem the
                           Notes, in whole or in part, in increments of $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice to the holders, on December 21, 2031 or on any business day thereafter at the following redemption prices corresponding to the periods set forth below (expressed as a percentage of the principal amount of the Notes), together with any accrued interest to the redemption date:



                                       If Redeemed During
                                the 12-Month Period Commencing on:       Redemption Price
                                ---------------------------------        ----------------
                                      December 21, 2031                    105.00%
                                      December 21, 2032                    104.50
                                      December 21, 2033                    104.00
                                      December 21, 2034                    103.50
                                      December 21, 2035                    103.00
                                      December 21, 2036                    102.50
                                      December 21, 2037                    102.00
                                      December 21, 2038                    101.50
                                      December 21, 2039                    101.00
                                      December 21, 2040                    100.50



Optional Repayment:        Notwithstanding anything to the contrary
                           contained in the Prospectus Supplement dated
                           November 13, 2001, the holders of the Notes may elect to cause Colgate to repurchase the Notes, in whole or in part, in increments of $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice to Colgate, on December 21 of each of the years set forth below, at the amounts corresponding to the years set forth below (expressed as a percentage of the principal amount of the Notes), together with any accrued interest to the repayment date:





                              Repayment Date                Repayment Price
                             --------------------           ---------------

                             December 21, 2011                     99.00%
                             December 21, 2014                     99.25
                             December 21, 2017                     99.50
                             December 21, 2020                     99.75
                             December 21, 2023                    100.00
                             December 21, 2026                    100.00
                             December 21, 2029                    100.00
                             December 21, 2032                    100.00
                             December 21, 2035                    100.00
                             December 21, 2038                    100.00


Use of Proceeds:
---------------

     The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which was issued by Colgate for general corporate purposes and working capital. As of November 13, 2001, Colgate's outstanding commercial paper had a weighted average interest rate of 2.2374% with maturities ranging from 2 days to 168 days.

Certain United States Federal Income Tax Considerations:
-------------------------------------------------------

     The following discussion supplements the discussion contained in the Prospectus Supplement dated November 13, 2001 under the heading "Certain United States Federal Tax Considerations." Prospective purchasers of Notes are advised to consult their own tax advisors with respect to tax matters relating to the Notes.

     Notes Used as Qualified Replacement Property.

     Prospective investors seeking to treat the Notes as "qualified replacement property" for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended (the "Code"), should be aware that Section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income" in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the "passive income test"). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the "affiliated group") for the purposes of computing the amount of passive investment income for purposes of Section 1042.

     Colgate believes that less than 25 percent of its affiliated group's gross receipts is passive investment income for the taxable year ending December 31, 2000. In making this determination, Colgate has made certain assumptions and used procedures which it believes are reasonable. Colgate cannot give any assurance as to whether it will continue to meet the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the manner in which Colgate has calculated the affiliated group's gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

     The Notes are a new issue of securities with no established trading market. No assurance can be given as to whether a trading market for the Notes will develop or as to the liquidity of a trading market for the Notes. The availability and liquidity of a trading market for the Notes will also be affected by the degree to which purchasers treat the Notes as qualified replacement property.